EXHIBIT 99.1



                                                        For Immediate Release

CONTACT:                   Anne A. Tarbell
                           Triarc Companies, Inc.
                           212/451-3030
                           www.triarc.com

                 TRIARC SUBSIDIARIES EXTEND DEBT EXCHANGE OFFER
                         TO JANUARY 28, 2000 AT 5:00PM

New York, NY, January 26, 2000 - Triarc Consumer Products Group, LLC and Triarc Beverage Holdings Corp., subsidiaries of Triarc Companies, Inc. (NYSE: TRY), announced today that they have extended to 5:00 p.m., New York City time, on January 28, 2000 their offer to exchange (the "Exchange Offer") up to $300 million aggregate principal amount of their 10 1/4% Senior Subordinated Notes due 2009 (CUSIP Number 89589TAC2) (the "Exchange Notes") for up to $300 million aggregate principal amount of their outstanding 10 1/4% Senior Subordinated Notes due 2009 (the "Initial Notes"). The Exchange Offer was originally scheduled to expire as of 5:00 p.m., New York City time, on January 26, 2000. The Initial Notes were issued and sold in a transaction exempt from registration under Rule 144A of the Securities Act of 1933, as amended. As of the close of business on January 25, 2000, approximately $233 million aggregate principal amount of the Initial Notes had been tendered.



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The terms of the Exchange Notes are substantially identical (including principal amount, interest rate, maturity, security and ranking) to the terms of the Initial Notes, except that the Exchange Notes are registered under the Securities Act, do not bear legends restricting their transfer and are not
entitled  to  certain   registration  rights  and  certain  additional  interest
provisions which are applicable to the Initial Notes. The annual interest rate on the Exchange Notes is 10 1/4%. The annual interest rate on the Initial Notes will be reset from 10 3/4% to 10 1/4% upon the completion of the Exchange Offer.

To properly exchange Initial Notes, holders must complete and deliver a letter of transmittal to The Bank of New York (the "Exchange Agent") on or before 5:00 p.m., New York City time, January 28, 2000 (the "Expiration Date"). Holders must also deliver certificates representing their Initial Notes or, in the case of holders utilizing the book-entry transfer procedures described in the prospectus included as part of the registration statement, have a confirmation of such book-entry transfer into the Exchange Agent's account at The Depositary Trust Company sent to the Exchange Agent, on or before the Expiration Date.

Requests for a prospectus and a letter of transmittal should be directed to the Exchange Agent, The Bank of New York, at (212) 815-4699.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the


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registration or qualification under the securities laws of any such state.

Triarc, through Triarc Consumer Products Group, LLC, is a leading premium beverage company (Snapple(R), Mistic(R), Stewart's(R)), a restaurant franchisor (Arby's(R), T.J. Cinnamons(R) and Pasta Connection(TM)) and a producer of soft drink concentrates (Royal Crown(R), Diet Rite(R), Nehi(R)).

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